                                                                     EXHIBIT 2.2

             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.


                        FINISHED PRODUCT SUPPLY AGREEMENT


         THIS FINISHED PRODUCT SUPPLY AGREEMENT, dated as of March 5, 2004 and effective as of the Effective Date, is made and entered into by and between Aventis Pharmaceuticals Inc., a company organized and existing under the laws of the State of Delaware, and its Affiliates ("AVENTIS"), and Aeropharm Technology, Inc., a company organized and existing under the laws of the State of Delaware ("PURCHASER"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article 1 hereof or as otherwise set forth herein.

                                    RECITALS

         WHEREAS, Aventis is engaged in the manufacture of a finished product form of the compound Triamcinolone Acetonide in a chlorofluorocarbon ("CFC") based propellant driven inhaler as sold in the United States under the registered trademark Azmacort(R);

         WHEREAS, this Agreement is being entered into in connection with certain transactions in which Aventis and its Affiliates are divesting and licensing certain assets related to the Product to Kos Life Sciences, Inc., an Affiliate of Purchaser, pursuant to a Product Acquisition Agreement dated as of the date hereof (the "PRODUCT ACQUISITION AGREEMENT");

         WHEREAS, Purchaser desires to have Aventis manufacture and supply it with finished Product for sale and distribution in the Territory during the Term in accordance with this Agreement; and

         WHEREAS, Aventis agrees to manufacture and supply to Purchaser finished Product for sale and distribution in the Territory upon the terms and subject to the conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

         1.1 "4.5 DATE" has the meaning set forth in Section 7.10.

         1.2 "ACT" means the United States Federal Food, Drug and Cosmetic Act, as amended.

         1.3 "ACTUAL LOST SALES" means the product of (i) the number of days between the first day of a Canister Shortage and the last day of the Payment Term and (ii) the Average Daily Sales Quantity.

         1.4 "ADDITIONAL AGREEMENTS" has the meaning set forth in Section 7.1.

         1.5 "ADJUSTED GROSS MARGIN PER UNIT" means ****.

         1.6 "AFFILIATE" means a person or entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, or (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

         1.7 "AGREEMENT " means this Finished Product Supply Agreement and all schedules and exhibits attached hereto.

         1.8 "ALTERNATE SUPPLIER" has the meaning set forth in Section 2.10.

         1.9 "AVENTIS FACILITY" has the meaning set forth in Section 2.4(b).

         1.10 "AVERAGE DAILY SALES QUANTITY" means the quotient obtained by dividing (i) the total quantity of Product sold in the twelve (12) month period ending on the last day of the month immediately preceding the month in which a Canister Shortage occurs by (ii) three hundred sixty-five (365).

         1.11 "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which a commercial bank in New York, New York is authorized to close. Any reference in this Agreement to "day" whether or not capitalized shall refer to a calendar day, not a Business Day.

         1.12 "CANISTER" means an Azmacort Unprinted Canister, Part #CA-2742B included in the Components sold to Purchaser pursuant to Section 2.5 of the Product Acquisition Agreement and as set forth in SCHEDULE 4.5.

         1.13 "CANISTER SHORTAGE" means the cessation of supply of Product by Aventis hereunder due to an exhaustion of the supply of Canisters and the resulting complete depletion of all inventories of Product held by Purchaser, as demonstrated by reasonable documentary evidence thereof provided by Purchaser to Aventis; PROVIDED, HOWEVER, that a Canister Shortage shall be deemed not to have occurred in the event Purchaser takes any action outside the ordinary course of business to deplete its inventory of the Product.

         1.14 "CFC" has the meaning set forth in the first recital.

         1.15 "CFC EVENT" has the meaning set forth in Section 7.19.

         1.16 "CGMP" means current Good Manufacturing Practices as promulgated under the Act at 21 CFR (chapters 210 and 211), as the same may be amended or re-enacted from time to time.

         1.17 "COMPONENTS" shall mean the canisters, valves, actuators and other components used in connection with the manufacture of the Product and as listed on SCHEDULE 1.17 attached hereto.

         1.18 "CONVERSION DATE" has the meaning set forth in Section 7.10

         1.19 "DISCRETIONARY MANUFACTURING CHANGES" has the meaning set forth in
Section 2.7(b).

         1.20 "EFFECTIVE DATE" means the Closing Date as defined in the Product Acquisition Agreement.

         1.21 "FDA" means the United States Food and Drug Administration or any successor agency thereof.

         1.22 "FORCE MAJEURE" has the meaning set forth in Section 10.3.

         1.23 "INDEMNITEE" has the meaning set forth in Section 9.3(a).

         1.24 "INDEMNITOR" has the meaning set forth in Section 9.3(a).

         1.25 "INITIAL PRODUCT COSTS" has the meaning set forth in Section 3.1.

         1.26 "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country, supranational entity or any domestic or foreign state, province, county, city or other political subdivision of any Regulatory Authority.

         1.27 "LOSS THRESHOLD" means losses of Canisters equal to or greater than ****, calculated over the period commencing on the Effective Date and ending on the day immediately prior to a Canister Shortage, such calculation to be made solely by taking into account the following factors: (i) normal process loss, (ii) loss due to human error of Aventis personnel or its subcontractor,
(iii) loss due to Product rejected for failure to meet Specifications, (iv) deemed losses pursuant to Section 6.1 in the event, and solely to the extent, that a recall results from any cause or event as a result of the defective manufacture, testing, storage or handling of the Product by Aventis or its Affiliates or its subcontactor and (v) any loss or use of Canisters for validation or other purposes pursuant to any Discretionary Manufacturing Change requested by Aventis, even if such Discretionary Manufacturing Change is consented to by Purchaser.

         1.28 "METHOD TRANSFER" has the meaning set forth in Section 5.10.

         1.29 "NDA" means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) submitted to the FDA or any successor application or procedure or any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for pricing and reimbursement approval.

         1.30 "NEW COMPONENTS" means the new canisters and valves to be used in connection with the manufacture of the Product and to be supplied by Purchaser upon the exhaustion or expiration of, and as a replacement for, the Old Components purchased by Purchaser on the Effective Date.

         1.31 "OLD COMPONENTS" means Canisters and Valves DF10-50RC20 (OR CEBIC), Part# VL-0456D, made with gaskets compounded from Zeosil and perbunan rubber and stockpiled by Aventis as specified on SCHEDULE 4.5 hereof.

         1.32 "PAYMENT TERM" means the period commencing on the Effective Date and ending on the two (2) year anniversary thereof.

         1.33 "PRIME RATE" has the meaning set forth in Section 3.2(a).

         1.34 "PRODUCT" means the fully finished product forms (including complete packaging of same) of the pharmaceutical product (Triamcinolone Acetonide) in a CFC based propellant driven inhaler and more particularly defined in NDA # 18-117.

         1.35 "PRODUCT ACQUISITION AGREEMENT" has the meaning set forth in the Recitals.

         1.36 "PURCHASED COMPONENTS" has the meaning set forth in Section 4.5.

         1.37 "RESOURCE LIMIT" has the meaning set forth in Section 5.10.

         1.38 "REGULATORY APPROVAL" means the technical, medical and scientific licenses, registrations, authorizations and approvals, including, without limitation, approvals of NDA's, supplements and amendments, pre- and post-approvals, pricing and third party reimbursement approvals, and labeling approvals, of any Regulatory Authority necessary for the development, including the conduct of clinical trials, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a Product in a regulatory jurisdiction.

         1.39 "REGULATORY AUTHORITY" means the FDA and any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country in the Territory.

         1.40 "REPRESENTATIVES" has the meaning set forth in Section 8.1(b).

         1.41 "REQUIRED MANUFACTURING CHANGES" has the meaning set forth in
Section 2.7(a).

         1.42 "SPECIFICATIONS " means the written specifications for the Product as set forth in applicable NDAs.

         1.43 "SUPPLY COMMITTEE" has the meaning set forth in Section 7.13.

         1.44 "TECHNICAL AGREEMENT " has the meaning set forth in Section 5.9

         1.45 "TERM" has the meaning set forth in Section 4.1.

         1.46 "TERRITORY" means worldwide.

         1.47 "THIRD PARTY CLAIM" has the meaning set forth in Section 9.3(a).

         1.48 "THIRD PARTY LIABILITIES" has the meaning set forth in Section
9.1.

         1.49 "VALVE DATE" has the meaning set forth in Section 7.10.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Product Acquisition Agreement

                                    ARTICLE 2

                    MANUFACTURE, PURCHASE AND SALE OF PRODUCT

         2.1 SUPPLY. Pursuant to the terms and conditions of this Agreement, Aventis agrees to supply Product exclusively to Purchaser in the Territory. So long as Aventis or its permitted designee is willing and able, or is not otherwise in material breach of this Agreement, Purchaser agrees to, and agrees to cause its permitted designee to, purchase exclusively from Aventis or its permitted designee, Purchaser's requirement of Product for purposes of distribution by Purchaser in the Territory during the Term hereof. Subject to its maximum monthly and annual manufacturing capacity for the Product (as set forth in SCHEDULE 2.6(A)), Aventis agrees to provide manufacturing capacity sufficient to fulfill Purchaser's requirements for the Product, which requirements shall be reflected by Purchaser's forecasts as set out in this
Article 2.

         2.2 FORECASTS.

         (a) LONG-RANGE FORECASTS. Within ninety (90) days after the Effective Date, and by July 1 of each calendar year thereafter during the Term, Purchaser shall furnish Aventis with a quarterly forecast of the quantities of each Product that Purchaser intends to order for the shorter of (i) the remaining Term or (ii) three (3) years. Such forecasts shall represent the most current estimates for planning purposes, but shall not be purchase commitments. Such forecasts shall not exceed Aventis' maximum monthly and annual capacity as set forth in Section 2.6(a), unless a forecast in excess of Aventis' maximum monthly and annual capacity is mutually agreed to in writing by the parties.

         (b) SHORT TERM ROLLING FORECASTS. In addition to the non-binding, long range forecasts provided in Section 2.2(a), commencing with the first (1st) Business Day of the month immediately succeeding the Effective Date, and on the first (1st) Business Day of each month thereafter, Purchaser shall furnish Aventis with a rolling forecast of the quantities of Product that Purchaser intends to order by month during the twelve (12) month period (or such shorter period as remains in the Term) commencing on the Effective Date. Such forecasts shall be broken down into Product type, quantities and shipping dates. Notwithstanding the foregoing, the Purchaser shall utilize Aventis' scheduled firm orders for the first three (3) months of this Agreement, as specified on
SCHEDULE 2.2(B), and such orders shall constitute the first three (3) month portion of Purchaser's initial twelve (12) month forecast; PROVIDED, HOWEVER that the Purchaser shall not be required to purchase amounts for any one of these first three (3) months that deviate by more than twenty-five percent (25%) from the quantities set forth on SCHEDULE 2.2(B) for such month. Such forecasts shall not exceed Aventis' maximum monthly and annual capacity limitations as set forth in Section 2.6(a). Purchaser shall be required to purchase one hundred percent (100%) of the amount of Products forecast for the first six (6) months of each rolling forecast.

                  (c) If Aventis notifies Purchaser in writing within ten (10) Business Days after Purchaser's delivery of a rolling forecast, Aventis shall be entitled to reject that portion of the order in a rolling forecast, and require Purchaser to submit a revised rolling forecast, if such rolling forecast fails to meet the following parameters:


-------------------------------------- -------------------------------------------------------------
                                       PERMISSIBLE INCREASE OR DECREASE OF PRODUCT
         MONTH OF ANY GIVEN            COMPARED TO THE QUANTITY SPECIFIED IN THE
          ROLLING FORECAST             ROLLING FORECAST DELIVERED THE PREVIOUS MONTH
-------------------------------------- -------------------------------------------------------------
-------------------------------------- -------------------------------------------------------------
Months 1 2, 3, 4 and 5                 None
-------------------------------------- -------------------------------------------------------------

-------------------------------------- -------------------------------------------------------------
-------------------------------------- -------------------------------------------------------------
Months 6, 7 and 8                      No less than 75% and no more than 125% of
                                       Months 7, 8 and 9, collectively, of the previous
                                       forecast.
-------------------------------------- -------------------------------------------------------------

-------------------------------------- -------------------------------------------------------------
Months 9, 10 and 11                    No less than 50% and no more than 150% of Months 10, 11 and
                                       12, collectively, of the previous forecast.

-------------------------------------- -------------------------------------------------------------

-------------------------------------- -------------------------------------------------------------


                  (d) In no event shall Aventis be required to supply orders in excess of the maximum monthly or annual capacity as set forth in Section 2.6(a). Aventis shall not be responsible or otherwise required to accept any purchase order to the extent of an insufficient supply of New Components.

         2.3 FIRM ORDERS.

                  (a) Purchaser shall place purchase orders with Aventis for Products to be delivered for the first one hundred eighty (180) days of each Rolling Forecast. All purchase orders must be received by Aventis at least six
(6) months prior to the delivery date specified in each respective order. Purchaser acknowledges that Products are produced in full batch quantities. Such orders shall be in full batch quantities and when combined with all other purchase orders for the applicable six (6) month period are at least as great and no greater than the amount required to be purchased by Purchaser pursuant to
Section 2.2(c) for each Product. In addition, the number of such purchase orders shall not exceed one (1) per month for each Product, unless they are a greater monthly number is agreed to by Aventis, and, to the extent possible, shall be delivered to Aventis on or about the fifteenth (15th) of such month. Each purchase order shall specify the delivery schedule within the month and Aventis shall deliver against each such purchase order in accordance with Section 2.4. Purchaser shall be obligated to purchase all such Products ordered and delivered by the delivery date specified in Purchaser's purchase order, PROVIDED that such Products meet the Specifications. Unless otherwise specified in writing by Aventis, all orders placed by Purchaser with Aventis hereunder shall be addressed as follows:

                  Aventis Pharmaceuticals Inc.
                  604 San Jose Road Cotto Norte Industrial
                  Manati, Puerto Rico 00674
                  Attn: Dolores Fernandez, Supply Chain Leader
                  Mail: P.O. Box 345, Manati, P.R. 00674-0345
                  Fax: (787) 854-5715
                  Telephone: (787) 621-6000 / Ext. 1400

                  (b) Any purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this

Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the parties.

         2.4 DELIVERY.

                  (a) Aventis shall meet the delivery dates and order quantities indicated in Purchaser's binding and accepted firm orders for all Products. Any shipment delivered that is within plus or minus seven and one half percent (+/-7.5%) of the quantity ordered and/or plus or minus seven (+/-7) Business Days of the delivery date specified on the relevant firm order will be considered as delivered on time.

                  (b) Delivery terms for Product shall be EXW (Incoterms 2000) Aventis' manufacturing facility, warehouse or such other facility mutually agreed to by the parties (the "AVENTIS FACILITY"). Title and risk of loss shall pass to Purchaser once the Product is placed on the loading dock of the Aventis Facility. Purchaser shall be responsible for all freight, insurance, handling, fees, taxes and other costs associated with the shipment of Product, as well as all export licenses, import licenses and customs formalities for the import and export of goods.

         2.5 REJECTED GOODS/SHORTAGES.

                  (a) NOTICE; REPLACEMENT. Purchaser shall notify Aventis in writing of (i) any claim relating to Product that fails to meet the Specifications, or (ii) any shortage in quantity of any shipment of Product as soon as reasonably practical, but not later than thirty (30) days (or sixty (60) days in the event an outside testing laboratory approved by Purchaser is used) of receipt of such Product (unless such failure to meet Specifications is due to a latent or undetectable defect at such time). Purchaser shall be deemed to have accepted the Product if it does not provide Aventis written notice of such shortfall or failure to meet specification within such thirty (30) day period (or sixty (60) day period in the event an outside testing laboratory approved by Purchaser is used) (unless such failure to meet Specifications is due to a latent or undetectable defect at such time). If the parties agree that such Product is defective or that there is a shortage, Aventis shall replace the defective Product or use its commercially reasonable efforts to make up the shortage as soon as possible but in no event later than the next practical delivery date, at no additional cost to Purchaser. Purchaser shall make arrangements with Aventis for the return or disposal of any rejected Product; the costs of such return or disposal shall be paid by Aventis. In the event that only a limited supply of Product is available to replace or supply such rejection or shortage, then Aventis shall ship to Purchaser such quantities of Product as are available, supply the remaining amount due as soon as possible thereafter or, reimburse or credit Purchaser against future orders, at Purchaser's option, for amounts paid for the remaining quantity of rejected Product.

                  (b) DISPUTES. If Aventis disagrees with Purchaser's claim that such Product fails to meet the applicable Specifications, Aventis and Purchaser representatives shall promptly attempt to resolve such dispute. If the representatives cannot resolve such dispute within ten (10) Business Days of the date Purchaser notifies Aventis of its determination that the Products failed to meet the applicable Specification, a sample of such Product shall be submitted by Aventis and Purchaser to a mutually agreed upon qualified laboratory for testing against the Specifications and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose Product analysis was in error. In the event the test results indicate that the Product in question does not conform to the Specifications, Aventis shall replace such Product at no additional cost to Purchaser as soon as reasonably possible after receipt of such results; PROVIDED, HOWEVER, Aventis shall have no liability to Purchaser if Product fails to meet the Specifications if the Product: (i) has been tampered with or otherwise altered once title has passed to Purchaser; (ii) has been subject to misuse, negligence or accident once title has passed to Purchaser, (iii) has been stored, handled or used by others in a manner contrary to applicable regulatory requirements once title has been passed to Purchaser or
(iv) so fails, and such failure is attributable to a New Component (excluding, however, failure arising from the handling or attachment of such New Component by Aventis or its Affiliates).

                  (c) SOLE REMEDY. The provisions of (i) Sections 2.5(a) in the case of shortage in quantity of any shipment of Product, (ii) except as otherwise provided in Section 9.2(a) herein with respect to Third Party Claims, Sections 2.5(a) and (b) in the case of Product that fails to meet the Specifications and (iii) Section 2.12 in the case of a Canister Shortage, shall be the sole remedies available to Purchaser with respect to any shortage in quantity of any shipment of Product, Product that fails to meet the Specifications, and/or Product lost in production, as the case may be.

         2.6 CAPACITY.

                  (a) CAPACITY. Aventis' maximum monthly and annual capacity to manufacture Product is set forth on SCHEDULE 2.6(A).

                  (b) AVENTIS NOTICE. In the event that Aventis, upon receiving a forecast under Section 2.2(b) or a firm order under Section 2.3, is, or anticipates that it will be, unable to meet such forecast or firm order, either in whole or in part, due to any reason, Aventis shall give written notice of such inability to Purchaser within five (5) Business Days of receipt of such forecast or firm order (or upon Aventis' reasonable belief that it cannot fulfill the forecast or firm order, if such date is after such five (5) Business Day period). If such inability is partial, Aventis shall fulfill firm orders with such quantities of Product as are available.

         2.7 MANUFACTURING CHANGES.

                  (a) REQUIRED MANUFACTURING CHANGES. For changes to the Specifications or manufacturing processes that are required by changes in applicable Laws (collectively, "REQUIRED MANUFACTURING CHANGES"), Aventis and Purchaser shall cooperate in making such changes and use commercially reasonable efforts to implement such changes promptly.

                  (b) DISCRETIONARY MANUFACTURING CHANGES. For changes to the Specifications or manufacturing process that are not Required Manufacturing Changes (collectively, "DISCRETIONARY MANUFACTURING CHANGES"), Aventis and Purchaser must each agree in writing to any Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate fully in making such changes, and each agrees that it shall not unreasonably withhold its consent to such Discretionary Manufacturing Changes. Notwithstanding the foregoing, Aventis' standard change control procedures shall be utilized in reviewing such changes.

                  (c) CANISTERS. Notwithstanding the provisions of this subsection, Aventis shall not make any Discretionary Manufacturing Changes that require the utilization of the Canisters without first obtaining Purchaser's consent to such utilization.

                  (d) MANUFACTURING CHANGES. Notwithstanding the foregoing, all internal and external costs, including, without limitation, obsolete raw materials, regulatory filings, work-in-process, Product, packaging and labeling materials (i) associated with Required Manufacturing Changes relating solely to Product in the Territory shall be borne by Purchaser, and (ii) all costs associated with Discretionary Manufacturing Changes shall be borne by the party initiating such changes.

                  ****

         2.8 LABELING AND PACKAGING. Purchaser shall be responsible for all costs of developing new packaging and labeling for the Product for use by Purchaser after the date hereof, including without limitation obsolete inventory of packaging and labeling materials (including any Aventis labeling and packaging materials specified on SCHEDULE 2.8 hereof that are no longer used by Purchaser following the Effective Date), and shall provide Aventis all art work from vendors selected by Purchaser and pharmacological information, usage instructions and warnings to be applied to each Product, which shall be consistent with the FDA or Regulatory Authority approved labeling for the Product. Purchaser shall provide such information pursuant to this Section 2.8 to Aventis in sufficient time in advance of delivery requirements for the Product set forth in this Agreement.

         2.9 APPOINTMENT OF SUBLICENSEES OR SUBCONTRACTORS. Subject to Section 2.7(e) and the provisions of the Technical Agreement pertaining to change control, Aventis may elect to appoint an Affiliate or a third party as sublicensee or subcontractor for the purpose of manufacturing, testing and supplying Product; PROVIDED, however, that such Affiliate or third party is subject to a written agreement that subjects such Affiliate or third party to all relevant restrictions and limitations in this Agreement that pertain to Aventis and Aventis remains responsible for the performance by such Affiliate or third party. Notwithstanding the foregoing, Aventis shall not be permitted to appoint a sublicensee or subcontractor without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if such appointment would require Regulatory Approval.

         ****

         2.11 SHELF-LIFE. Subject to any applicable Law or directive of any Regulatory Authority, the remaining shelf life of the Products supplied by Aventis to Purchaser shall be at least **** months (based on the currently-approved **** month dating period) at the time of placement for pickup by Purchaser on the loading dock of the Aventis Facility. In the event that, for legal, regulatory or other reasons, the remaining shelf life of Products supplied is less than **** months, Purchaser may elect, in its discretion, to accept such Products notwithstanding such fact, and Purchaser hereby agrees to discuss such situation with Aventis prior to making (or not making) such election.

         ****

                                    ARTICLE 3

                               PRICING AND PAYMENT

         3.1 PRICING.

                  (a) The initial costs payable to Aventis by Purchaser for the Product shall be as set forth on SCHEDULE 3.1 (together, the "INITIAL PRODUCT COSTS"). The Initial Product Costs are based upon an annual volume of supply of Product hereunder equal to **** (the "MINIMUM ANNUAL VOLUME"). On February 1, 2005, and on February 1 of each calendar year thereafter, Aventis shall determine the volume of Products sold under this Agreement in the immediately prior calendar year (which calculation shall be annualized for the calendar year
2004) and, to the extent such amount is less than the Minimum Annual Volume, Aventis shall provide Purchaser a written notice (the "PRICE ADJUSTMENT NOTICE") indicating the increased fixed cost of the Product as a result of not meeting such Minimum Annual Volume. To the extent that the volume of Products sold hereunder is less than the Minimum Annual Volume, Purchaser shall pay Aventis a lump sum amount to compensate Aventis for the increased fixed cost of supply of the Product, as reasonably determined by Aventis and as set forth in the Price Adjustment Notice. Such payment shall be due and payable no later than ten days following delivery by Aventis of the Price Adjustment Notice (unless Purchaser, in good faith, is disputing such price adjustment).

                  (b) The Initial Product Costs will remain firm until December 31, 2004. Beginning on January 1, 2005 and on January 1 of each calendar year thereafter, the Initial Product Cost shall be increased to reflect increases in the Producer Price Index as published by the U.S. Department of Labor, Pharmaceutical Preparations Series ID# 2834 (the "PPI") for the calendar year prior to the year for which any such adjustment is to take place. In the event that the PPI is not available until after January 1 of any given year, then upon its availability the Initial Product Cost shall be retroactively adjusted in accordance therewith and Purchaser shall be invoiced for the difference between the amounts paid by the Purchaser for such year prior to such adjustment and the Initial Product Cost as so adjusted.

                  (c) In addition to the foregoing adjustments, if Aventis' documented aggregate material costs increase at any time in excess of the PPI increase described in clause (b) above, then Aventis shall increase the Initial Product Cost by an amount equal to such excess; PROVIDED, HOWEVER, that if the Initial Product Cost is scheduled to increase by more than an aggregate **** for any calendar year, Aventis shall notify Purchaser, and Aventis and Purchaser shall consult with each other and take such actions as may be mutually agreed to (including attempting to renegotiate the price increase of any individual raw material item or component). Notwithstanding the foregoing, Aventis shall not be responsible for any delay or other production or manufacturing issues as a result of any actions requested, or suggestions made, by Purchaser.

                  (d) Notwithstanding anything to the contrary contained herein, the sum of ****, once paid by Purchaser under the Product Acquisition Agreement for the purchase of the Components shall be credited against the first **** to otherwise be paid by Purchaser for the acquisition of Product hereunder.

         3.2 PAYMENT.

                  (a) TERMS. All payments required by this Agreement shall be made in United States Dollars by wire transfer to an account designated in writing by Aventis. All invoices are to be paid in full without any setoff or deduction except as permitted in this Agreement and payment must be received within thirty (30) days from the date of receipt of invoice. The date of each invoice shall be the date the Products are available for shipment pursuant to
Section 2.4. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature, other than for rejected or returned goods for which a credit acknowledgment has been issued by Aventis. Time for payment shall be of the essence. Interest shall accrue on any amount overdue at the lesser of
(i) the annual prime rate as reported by the WALL STREET JOURNAL, New York Edition, or any other reputable publication mutually agreed to in writing by the parties (the "PRIME RATE") on the date such payment is due, plus an additional **** or (ii) the maximum rate permitted by Law, such interest to begin accruing on a daily basis from the date of invoice, and shall accrue both before and after judgment; PROVIDED, HOWEVER, in the case of a good faith dispute regarding payment resolved to be due and not paid within three (3) Business Days after such resolution, such interest shall begin accruing on a daily basis from the date such payment becomes overdue, and shall accrue both before and after judgment; PROVIDED, FURTHER, in the case of a good faith dispute regarding payment, Purchaser may in its discretion determine to pay such amounts disputed to be overdue and in the event amounts are finally determined not to be due by Purchaser, Aventis shall repay such excess amounts to Purchaser determined not be due. The foregoing interest shall begin to accrue and be payable to Aventis without notice.

                  (b) DEFAULT. With respect to defaults of payment not cured within thirty (30) Business Days after receipt of written notice from Aventis to Purchaser, Aventis shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Product or to terminate this Agreement by notice in writing to Purchaser exercised at any time thereafter until such default is cured; PROVIDED, HOWEVER, that a good faith bona fide dispute by Purchaser regarding a payment pursuant to this Agreement shall not be considered a default of payment so long as Purchaser notifies Aventis in writing of such dispute within the later of five (5) Business Days from the date of receipt of invoice or the date of payment. Purchaser acknowledges it will notify Aventis promptly upon a determination that a dispute exists regarding a payment.

                                    ARTICLE 4

                              TERM AND TERMINATION

         4.1 TERM; SUPPLY OF PRODUCT. The Term will commence upon the Effective Date and will continue for a five (5) year period thereafter, unless terminated earlier in accordance with the provisions of Section 4.2 (the "TERM"). Notwithstanding the foregoing, this Agreement may be renewable upon the mutual agreement of the parties, on mutually acceptable terms, which shall be comparable to those contained herein.

         4.2 EARLY TERMINATION. Either Purchaser or Aventis (or one of them as may be indicated in the applicable provision) may terminate this Agreement by notice in writing to the other party upon the occurrence of any of the following events (and subject to such prior notice periods as may be indicated in the applicable provision):

                  (a) if the other party commits a material breach of this Agreement (other than a payment default, which shall be governed by the provisions of Section 3.2(b)), which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other party of a written notice identifying the breach and requiring its remedy or such longer time as the party in breach may demonstrate to the other party is necessary to remedy the breach using its reasonable efforts to do so;

                  (b) if the other party ceases for any reason to carry on business, but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions, or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation, whether compulsorily or voluntarily or undergoes any analogous act or proceedings under foreign law;

                  (c) if any Law is enacted that would render it impossible for the other party to perform its obligations hereunder;

                  ****

                  (e) as permitted by Section 7.8;

                  ****

                  ****

Anything herein to the contrary notwithstanding, in the event that the Product Acquisition Agreement is terminated prior to the Closing Date (as defined therein), this Agreement shall automatically terminate and be of no further force or effect.

         4.3 CONSEQUENCES OF TERMINATION AND SURVIVAL. Termination of this Agreement for whatever reason shall not affect the accrued rights and obligations of either Aventis or Purchaser arising under or out of this Agreement. The obligations under Article 6 (Product Recalls), Article 8 (Nondisclosure and Confidentiality), Article 9 (Limitation of Liability, Indemnification and Insurance) and Article 10 (General Provisions), the covenants, representations, warranties and warranty exclusions contained in
Article 7 (Representations Warranties and Covenants) and any other provision which expressly or by implication is intended to survive expiration or termination shall survive expiration or termination of this Agreement.

         4.4 ACCRUED OBLIGATIONS. Upon the expiration or earlier termination of this Agreement, Purchaser shall pay to Aventis: (i) all amounts outstanding and remaining to be paid for Product supplied prior to such expiration or termination; (ii) all binding amounts for Product firm orders forecasted pursuant to Section 2.2 or ordered pursuant to Section 2.3 prior to the expiration or termination; PROVIDED that Aventis delivers such Product in accordance with the Specifications; and (iii) all amounts representing the purchase by Aventis of Components or other raw materials in reliance upon binding amounts of forecasts or firm orders pursuant to Section 2.2. or 2.3,
(iv) all amounts representing remaining inventory of Product and all Product work in process undertaken in accordance with binding amounts of forecasts and firm orders and (v) all stockpiled inventory of CFC and valves, notwithstanding whether such inventory was ordered pursuant to binding forecasts.

         4.5 ADDITIONAL OBLIGATIONS FOR PURCHASED COMPONENTS. Purchaser and Aventis hereby acknowledge and agree that in accordance with the Product Acquisition Agreement, Purchaser has purchased those Components listed on
SCHEDULE 4.5 (the "PURCHASED COMPONENTS"), and that Purchaser assumes all risks associated with such Purchased Components due to obsolescence, dating or otherwise. In addition, due to the fact that Purchaser will receive a credit under this Agreement in an amount equal to the value of the Purchased Components, Purchaser hereby agrees to promptly reimburse Aventis, upon receipt of reasonable documentation evidencing the quantity of such remaining Purchased Components, for the value of all such Purchased Components (at the prices set forth on SCHEDULE 4.5) to the extent any such Purchased Components are no longer used or cannot be used as a result of obsolescence or validation of New Components or termination of this Agreement other than as a result of a breach of this Agreement by Aventis.

         4.6 ASSISTANCE AT TERMINATION. Upon expiration or the earlier termination of this Agreement by Purchaser pursuant to Section 4.2 above, Aventis shall transfer to Purchaser or its designee without cost to Purchaser, all regulatory information and other information and materials necessary for Purchaser or its designee to assume responsibility for performance of the manufacturing activities undertaken by Aventis or the Alternate Supplier under this Agreement, and the parties shall establish such operational procedures as are reasonably necessary for Purchaser or its designee to assume such responsibility. In connection with the foregoing, during the three (3) month period following the expiration or termination of this Agreement, Purchaser shall be permitted to consult with Aventis' technical personnel on the specified manufacturing activities; PROVIDED, HOWEVER, that Aventis shall not be required to spend more than a total of forty (40) hours consulting with Purchaser during such three (3) month period. In addition, within the six (6) month period prior to the termination of the Agreement, Purchaser and/or its designee shall be permitted to send no more than five employees to Aventis' manufacturing facilities to observe Aventis' performance of its manufacturing activities in actual practice for periods of not more than fifteen (15) Business Days during such six (6) month period. In no event shall Aventis be required to send any of its personnel to Purchaser's or its designees' locations. Unless Aventis is in material breach of this Agreement, Purchaser shall bear the reasonable costs and expenses incurred by Aventis in connection with facilitating the transfer of any manufacturing activities to Purchaser, including: (i) the internal cost of any Aventis personnel providing any of the services required hereunder calculated on the basis of Aventis' then current FTE rates; and (ii) cost of any samples or materials provided by Aventis, together with any handling costs associated therewith. For purposes of clarification, in no event shall Aventis be responsible for the payment or performance of (i) demonstration or qualification batches or (ii) laboratory services for performing stability testing, in-process testing or other testing associated with demonstration or qualification batches to support a technical transfer.


                                    ARTICLE 5

                   CERTIFICATES, ACCESS AND REGULATORY MATTERS

         5.1 TESTING; CERTIFICATE OF ANALYSIS. Aventis shall perform, or cause to be performed all tests required to be performed by Aventis pursuant to the Technical Agreement on each lot of Product manufactured pursuant to this Agreement before delivery to Purchaser. Each test report shall set forth the items tested, Specifications and test results in a certificate of analysis, containing the types of information which shall have been approved by mutual agreement of the parties, for each lot delivered. Aventis shall send, or cause to be sent, such certificates to Purchaser simultaneously with delivery of each lot unless otherwise agreed in writing by the parties.

         5.2 NOTICE OF FAILURE TO MEET SPECIFICATIONS. Upon Aventis' discovery that any batch or lot of Product fails to conform to the applicable Specifications, Aventis will notify Purchaser within five (5) Business Days of such failure to meet the applicable Specifications and of the nature thereof. Aventis shall investigate all such failures promptly and cooperate with Purchaser in determining the cause for the failure and a corrective action to prevent future failures.

         5.3 RECORDS. Aventis shall maintain all manufacturing, packaging, analytical and stability records, all records of shipment, and all validation data relating to the Product to the extent and for the time periods required by applicable Laws with respect to the Product.

         5.4 REGULATORY COMPLIANCE. Aventis shall advise Purchaser immediately if an authorized agent of a Regulatory Authority visits its or its agent's or designee's manufacturing facilities where the Product is being manufactured or quality tested. Aventis or its agents or designee's shall furnish to Purchaser all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such report relates to the Product or the ability of Aventis to supply such Product within five (5) Business Days of their receipt of such information or delivery of such information, as the case may be.

         5.5 ACCESS TO FACILITIES. Upon the reasonable prior written request of Purchaser, Purchaser shall have the right during regular business hours to inspect one (1) time per calendar year those portions of the manufacturing, storage and testing facilities of Aventis or its designee where Product is being manufactured, stored or tested, as the case may be, to ascertain compliance with cGMP and the Specifications. If (i) deficiencies are found by Purchaser or any Regulatory Authority with regard to the Product during the course of such inspection, (ii) Aventis has failed to deliver the Product in accordance with
Section 2.4 and the circumstances giving rise to such failure relate to the Aventis facilities referred to in the previous sentence (and/or the inability to manufacture the Product therein) or (iii) notice has been delivered by Aventis pursuant to Section 2.6(b) and the circumstances giving rise to such notice relate to the Aventis facilities referred to in the previous sentence (and/or the inability to manufacture the Product therein), Purchaser shall be entitled to perform reasonable follow-up inspections to monitor correction of such deficiencies or the circumstances giving rise to such failure or notice, as the case may be.

         5.6 PRODUCT INQUIRIES AND COMPLAINTS. Purchaser will promptly submit to Aventis all Product safety and efficacy inquiries, Product quality complaints and adverse drug event reports received by it, together with all available evidence and other information relating thereto, in accordance with procedures to be agreed upon by the parties pursuant to the Pharmacovigilance Agreement. Except as otherwise required by law or governmental regulation, Purchaser will be responsible for investigating and responding to all such inquiries, complaints and adverse events regarding Product. It shall be the responsibility of Purchaser to comply with all national, federal, state and local governmental reporting requirements regarding adverse drug events and Product quality matters, except where such events or matters are caused by or reasonably expected to be caused by acts or omissions of Aventis, in which case Purchaser may, consistent with applicable Law, request the assistance of Aventis in such compliance.

         5.7 RESPONSE TO COMPLAINTS AND/OR ADVERSE DRUG EVENTS. Pursuant to a reported complaint and/or adverse drug event, if the nature of the reported complaint and/or adverse drug event requires testing, Aventis will, at Purchaser's reasonable request and expense, perform analytical testing of corresponding retention samples and provide the results thereto to Purchaser as soon as reasonably practicable. Such testing shall be performed using NDA approved testing procedures as set forth in the applicable NDA.

         5.8 ADDITIONAL INFORMATION. Purchaser shall be responsible for assuring that all promotional material produced by it relating to Products complies with applicable Laws. Purchaser shall provide to Aventis a copy of each FDA or any other Regulatory Authority annual report containing information relating to the Product so long as Purchaser is selling Product utilizing Aventis' packaging. Such information shall include, without limitation, manufacturing and testing documentation.

         5.9 TECHNICAL AGREEMENT. Each party shall perform the duties required of it pursuant to a quality and technical agreement to be entered into by the parties within thirty (30) days of the Effective Date (the "TECHNICAL AGREEMENT"). To the extent the Technical Agreement either conflicts with this Agreement or is silent on an issue addressed, this Agreement shall control.

         5.10 ANALYTICAL METHOD TRANSFER. Upon the reasonable prior written request of Purchaser, Aventis agrees to provide Purchaser with all required documentation and support for analytical method transfer for the Product in order to enable Purchaser to analyze the Product in order to determine its suitability and stability under this Agreement and according to all applicable requirements of Regulatory Authorities (a "METHOD Transfer"). Aventis agrees to actively participate in such Method Transfer by, inter alia, providing samples and conducting parallel testing up to an aggregate commitment of Aventis personnel resources to such Method Transfer of one person for two weeks (the "RESOURCE LIMIT"). In the event that the Aventis resources required for such Method Transfer exceed the Resource Limit, Purchaser shall pay for such resources at the then-current daily rate for personnel and laboratory time, as required. Notwithstanding the foregoing, Purchaser shall pay all reasonable costs and expenses associated with the travel of Aventis personnel to the site of any Method Transfer in connection therewith. Anything herein to the contrary notwithstanding, Aventis shall only be obligated to perform one (1) Method Transfer pursuant to this Agreement.


                                    ARTICLE 6

                                 PRODUCT RECALLS

         6.1 PRODUCT RECALLS. In the event (i) any Regulatory Authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Purchaser shall reasonably determine that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that Purchaser determines that Product should be recalled, Purchaser shall consult with Aventis prior to taking any corrective actions. Purchaser shall be responsible for all costs and expenses of any recall (including, without limitation, any recall initiated as a result of the labeling of the Product) with respect to Product sold by Purchaser after the Closing consistent with directions received from the appropriate Regulatory Authority; PROVIDED, HOWEVER that Aventis shall be responsible for any documented out-of-pocket costs and expenses in the event, and solely to the extent, that a recall results from any cause or event arising from the defective manufacture, testing, storage or handling of the Product by Aventis or its Affiliates or any of its subcontractors. For purposes of this Agreement, the expenses of recall shall include the expenses of notification and destruction or return of the recalled Product and all other documented out-of-pocket costs incurred in connection with such recall, but shall not, subject to Section 2.12, include lost profits or opportunity costs of either party. In addition to the foregoing, it is hereby agreed that in the event, and solely to the extent, that a recall results from any cause or event arising from the defective manufacture, testing, storage or handling of the Product by Aventis or its Affiliates, the number of units of Product subject to such recall shall be deemed units lost in production solely for purposes of calculating whether the Loss Threshold has been reached.

         6.2 DISPUTES. If there is any dispute concerning which party's acts or omissions gave rise to such recall of Product, such dispute shall be referred for decision to an independent expert, acting as an expert and not as an arbitrator, to be mutually agreed upon by Aventis and Purchaser. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Purchaser and Aventis. The costs of such independent expert shall be borne by the party who is found to be responsible for the recall by the independent expert. After such determination, costs shall be paid by the responsible party in accordance with Section 6.1.


                                    ARTICLE 7

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 AUTHORITY. Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and any other agreements or documents necessary to facilitate the transactions contemplated hereby ("ADDITIONAL AGREEMENTS") and to carry out the terms and obligations hereunder and thereunder.

         7.2 NO CONFLICTS. Each party represents and warrants to the other that it is not a party to any agreement or arrangement with any third party or under any obligation or restriction which in any way limits or conflicts with its ability to fulfill any of its obligations set forth herein or in the Additional Agreements.

         7.3 COMPLIANCE WITH CGMP. Subject to the New Components supplied to Aventis complying with all relevant Specifications, Aventis warrants that all Product has been and will be manufactured in conformity with cGMP and with the Specifications as defined and approved in the NDA (and any modifications thereto agreed upon in writing by the Parties).

         7.4 CONFORMITY WITH SPECIFICATIONS. Subject to the New Components supplied to Aventis complying with all relevant Specifications, Aventis warrants that all Product manufactured by or on behalf of Aventis and sold to Purchaser pursuant to this Agreement will meet the Specifications at the time of delivery to the common carrier for such Product in effect at the time of manufacture.

         7.5 COMPLIANCE WITH THE ACT. Subject to the New Components supplied to Aventis complying with all relevant Specifications and other than with regard to any labeling of any Product to the extent that such labeling has been supplied by or at the direction of Purchaser and/or its Affiliates and applied in accordance with instructions from Purchaser, Aventis warrants that all Product delivered to Purchaser pursuant to this Agreement will, at the time of such delivery, not be misbranded or adulterated within the meaning of the Act and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

         7.6 NO LIENS. Aventis warrants that all Product delivered to Purchaser pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances.

         7.7 COMPLIANCE WITH APPLICABLE LAWS. During the Term of this Agreement, Aventis shall comply in all material respects with all Laws applicable to the conduct of its business in the performance of this Agreement.

         7.8 NEW COMPONENTS. Purchaser hereby acknowledges and agrees that it shall supply, and be responsible for the costs and expenses incurred in connection with, all New Components to be used in the manufacture of the Product hereunder, such responsibility to include, without limitation, (i) the obligation to obtain any new qualification by the FDA or other Regulatory Authority required in connection with such New Components, (ii) the obtaining of any other required Regulatory Approvals in connection with such New Components and (iii) the conduct of stability testing, the running of validation batches and all other required testing and analysis in connection with such New Components; PROVIDED, HOWEVER, that Purchaser shall not be responsible for damage or loss of such New Components occurring in the Product manufacturing process conducted by, or as a result of the handling of such New Components by, Aventis any of its Affiliates or any subcontractor. After the Old Components purchased by Purchaser under the Purchase Agreement are exhausted, in the event that Aventis cannot supply Product hereunder due to a failure by Purchaser to subsequently supply New Components therefor for a period equal to or exceeding twelve (12) months, Aventis shall have the right to terminate this agreement upon written notice to the Purchaser.

         7.9 CFC AVAILABILITY. Anything herein to the contrary notwithstanding, Aventis shall be relieved of its obligations to supply the Product (notwithstanding any capacity limits or purchase orders submitted by Purchaser), and shall not have any obligations (financial or otherwise) or liability (whether equitable or legal) to Purchaser as a result of a failure to supply the Product, and Aventis shall not be deemed in breach of this Agreement, if such failure to supply the Product results from any limitation, modification, restriction or impairment imposed by any Regulatory Authority on Aventis' ability to manufacture, supply, export, transfer, handle, store, purchase or otherwise use or obtain chlorofluorocarbon (a "CFC EVENT"). To the extent that Aventis can not supply the Product as a result of a CFC Event, then such CFC Event shall be deemed a Force Majeure and shall be dealt with in accordance with
Section 10.3. During the Term, Aventis shall (i) take such actions with regard to the procedure for obtaining its allocation of CFC as are consistent with its past practice and (ii) provide Purchaser with the assistance reasonably requested by it in order to prevent a CFC Event.

         **** In accordance with the terms of Section 7.13, Purchaser shall make all determinations with regard to, and shall bear all the economic, financial and other consequences and liabilities of, the accelerated (or non-accelerated) conversion of such Components in light of the restrictions imposed by the foregoing sentence.

         7.11 RIGHT TO NEW PROCESSES. Aventis hereby agrees to grant to Purchaser rights which are substantially similar to the rights granted to Purchaser with respect to the Manufacturing Technology under, and as defined in, the Product Acquisition Agreement to any new processes actually used and incorporated in the manufacturing of the Product during the Term.

         7.12 HFA AGREEMENT. The parties agree to negotiate in good faith to enter into an agreement to supply clinical supplies of Triamcinolone Acetonide hydrofluoroalkane ("HFA") for purposes of obtaining an HFA approval in connection with the HFA Product.

         7.13 SUPPLY COMMITTEE.

                  (a) As promptly as practicable following the Closing Date, Aventis and Purchaser shall organize a committee charged with oversight of issues relating to the management of the supplies of Components used in production of the Product (the "SUPPLY COMMITTEE"). The Supply Committee shall be composed of three individuals designated by Purchaser in its discretion and three individuals designated by Aventis in its discretion. The Supply Committee shall meet at least once per calendar quarter, and may conduct its meetings by personal meeting, teleconference, video conference or in any other reasonable manner which allows all persons attending the meeting to communicate effectively with each other. In the event that the supplier of a Component or a Regulatory Authority allocating CFC informs either party about a shortage, stoppage, discontinuance, material price increase or other issue or potential issue that will or may affect the supply of such Component, Purchaser and Aventis hereby agree that such matter shall be an issue coming before the Supply Committee, which shall discuss the steps to be taken (if any) in response to such issue.

                  (b) Anything herein to the contrary notwithstanding, Purchaser, with or without consultation with the Supply Committee members designated by Aventis, shall make all final determinations in its sole and absolute discretion, consistent with applicable Laws and the terms and conditions of this Agreement, with regard to the issues addressed by the Supply Committee or otherwise relating to supplies of Components used in production of the Product (such issues to include, without limitation, the timing and volume of conversion of rubber Components to gaskets and gaskets into valves and the stockpiling of Components). Purchaser hereby acknowledges and agrees that, in so making such final determinations, it shall be entirely responsible for the economic and financial consequences thereof, and shall assume and bear all liabilities of any kind arising in connection therewith, other than any liabilities of any kind arising as a result of the actions taken by Aventis, its Affiliates or its subcontractors which are inconsistent with the provisions of this Section 7.13(b).

                  (c) Aventis hereby agrees that it shall act in accordance with each final determination of the Supply Committee as made by Purchaser (so long as such determination is commercially reasonable with regard to, and shall not otherwise adversely affect, Aventis), and shall cause its designees on the Supply Committee to cooperate in a commercially reasonable manner with the Purchaser designees on the Supply Committee to provide statistical, financial and other relevant information in Aventis' possession in order to assist Purchaser in making such determinations; PROVIDED, HOWEVER, that Aventis makes no, and expressly disclaims any, representations or warranties of any kind with regard to such information (including, without limitation, any representation or warranty that such information presents or otherwise captures all of the factors needed to be taken into account to make any particular determination or achieve any particular strategy).

         7.14 INSURANCE AND TRANSPORT COSTS. Purchaser shall be responsible for, and shall bear all costs, expenses and other liabilities relating to, the insurance and transport of all Purchased Components.

         7.15 CONSULTING AND QUALIFICATION BY PURCHASER. Aventis shall (i) reasonably cooperate with Purchaser (such cooperation to include, without limitation and where reasonably requested by Purchaser and consented to by

Aventis (such consent not to be unreasonably withheld, conditioned or delayed), access from time to time to the appropriate facilities and personnel) in order to permit Purchaser's personnel to observe and inspect Aventis operations relating to the Product for purposes of formulating and suggesting production efficiency improvements and (ii) consider such suggestions in good faith. In addition, upon the reasonable prior written request of Purchaser and the prior consent of Aventis (such consent not to be unreasonably withheld, conditioned or delayed), Aventis may from time to time grant access to Purchaser during regular business hours to the appropriate Aventis (or Aventis Affiliate) facilities and personnel (x) for the purpose of furthering the development and/or qualification of New Components or (y) in connection with other projects mutually pre-approved by the parties and referenced in the applicable written request for entry.

         7.16 EXCLUSION OF OTHER WARRANTIES. EXCEPT WHERE OTHERWISE SET FORTH IN THIS AGREEMENT, SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 AND 7.7 ARE IN LIEU OF ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF PRODUCT AND THE SERVICES PROVIDED HEREUNDER, WHETHER EXPRESSED OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING BUT WITHOUT LIMITATION ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS, AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY EXCLUDED. Except for each Party's indemnification obligations pursuant to Sections 9.1 and 9.2 for Third Party Claims, injunctive relief permitted under Section 8.3, and payment obligations of Aventis pursuant to Section 2.12, in no event shall Aventis or Purchaser and/or their respective Affiliates, be liable under or with respect to this Agreement, whether due to breach of warranty, tort, or repudiation of any term or condition or otherwise, for any indirect, incidental, consequential, special or punitive damages of any kind, including, but not limited to, loss of profits.


                                    ARTICLE 8

                        NONDISCLOSURE AND CONFIDENTIALITY

         8.1 NONDISCLOSURE OBLIGATIONS.

                  (a) CONFIDENTIAL AGREEMENT. For the purposes of this Agreement, the term "Confidential Information" shall mean any and all information of a party hereto that may be exchanged between the parties at any time and from time to time before and during the Term in relation to the subject matter covered by this Agreement. Confidential Information as defined herein shall in particular be deemed to include, without limitation, all notes, analyses, compilations, studies, interpretations or other documents, whether in tangible form or on electronic or other data storage media, prepared by the receiving party and its Representatives (as defined hereinafter), which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the receiving party or its Representatives by the disclosing party or its Representatives hereunder.

                  (b) DUTIES OF CONFIDENTIALITY AND NON-USE. During the Term, and for a period of ten (10) years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed to it by the other party, and in the case of Aventis, all information relating to the Product, including without limitation all information and know-how relating to the manufacture of the Product, which information shall be deemed "Confidential Information" under this Agreement. Neither party shall use, disclose or grant use of such other party's Confidential Information except as required in connection with the performance contemplated under this Agreement. To the extent that disclosure is necessary to perform this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the "REPRESENTATIVES") to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such Representatives do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which:

                           (i) was already known to the receiving party, other
than under an obligation of confidentiality, at the time of disclosure by the other party;

                           (ii) was generally available to the public or
otherwise part of the public domain at the time of its disclosure to the other party;

                           (iii) becomes generally available to the public or
otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                           (iv) was disclosed to the receiving party, other than
under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information; or

                           (v) was independently developed by the receiving
party (as evidenced in writing) without reference to the disclosure by the other party.

                           (vi) is required by law, regulation, rule, act, or
order of any governmental authority or agency to be disclosed; PROVIDED that the receiving party gives the disclosing party sufficient notice to permit the disclosing party to seek a protective order or other similar remedy with respect to such information and, in the event no such protective order or other remedy is obtained, the receiving party will furnish only that portion of the Confidential Information that it is advised by counsel it is legally required to furnish.

         8.2 TERMS OF THIS AGREEMENT. The parties agree not to disclose any financial terms or conditions of this Agreement to any third party without the prior consent of the other parties, except as required by applicable Laws.

         8.3 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.

                                    ARTICLE 9

           LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

         9.1 INDEMNIFICATION BY PURCHASER. Except as otherwise specifically provided herein, Purchaser and Kos Pharmaceuticals, Inc. shall, jointly and severally, indemnify and hold harmless Aventis, its Affiliates and their officers, directors, agents or employees against all third party losses, claims, actions, damages, judgments, liabilities, and expenses, including court costs and legal fees on a full indemnity basis, or other third party liabilities ("THIRD PARTY LIABILITIES") whatsoever in respect of:

                  (a) the use, marketing, storage, distribution, handling or sale of Product after the Effective Date and after title to such Product has passed to the Purchaser;

                  (b) any labeling of any Product to the extent that such labeling has been supplied by or at the direction of Purchaser and/or its Affiliates and applied in accordance with instructions from Purchaser; and

                  (c) any representation or warranty made by Purchaser to its customers or users with respect to Product, other than representations or warranties contained in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7.

         9.2 INDEMNIFICATION BY AVENTIS. Except as otherwise specifically provided, Aventis and Aventis Pharmaceuticals Holdings Inc. shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates and their officers, directors, agents or employees against all Third Party Liabilities whatsoever in respect of:

                  (a) Aventis' and/or its Affiliates' or their designees' failure to comply with he Specifications, cGMP, or applicable Laws (other than with regard to any New Components), and

                  (b) any breach of a representation or warranty made by Aventis in Article 7 or elsewhere in this Agreement;

                  (c) any gross negligence or willful misconduct by Aventis and/or its Affiliates in the manufacture, testing and handling of Product; and

                  (d) any breach of any agreement or covenant made by Aventis and/or its Affiliates in this Agreement

         9.3 PROCEDURES FOR INDEMNIFICATION.

                  (a) In the case of a third party claim or demand ("THIRD PARTY CLAIM") made by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which a party (the "INDEMNITOR") may be obligated to provide indemnification pursuant to this Agreement, such party seeking indemnification hereunder ("INDEMNITEE") will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) promptly after becoming aware of such Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim:

                           (i) the Indemnitor will not be liable to the
Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; PROVIDED, FURTHER, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee;

                           (ii) the Indemnitee shall have the right to
participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor;

                           (iii) the Indemnitor will promptly supply to the
Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof); and

                           (iv) all Indemnitees shall reasonably cooperate with
the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).

                  (c) If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the 120-day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

                  (d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Third Party Liabilities (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Third Party Liabilities in connection with such Third Party Claim; PROVIDED, HOWEVER, that, without the Indemnitee's prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld).

         9.4 DISTRIBUTION/ PRODUCT LIABILITY INSURANCE. Purchaser shall obtain and maintain in effect for the term of this Agreement, liability insurance or indemnity policies in an amount not less than **** in the aggregate with an indemnity to principals clause with respect to products liability and distribution, ****. Such policies shall insure against liability on the part of Purchaser and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the manufacturing and/or distribution of Product or Products. Upon the execution of this Agreement and thereafter on each renewal date of the insurance policy during the Term, Purchaser shall provide to Aventis a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Purchaser shall promptly notify Aventis of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided.

         9.5 PRODUCT LIABILITY CLAIMS. As soon as it becomes aware, each party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or manufacture of a Product, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 NOTICES.

                  (a) Except as otherwise specifically provided, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight courier or facsimile transmission to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

         If to Purchaser, to:               Aeropharm Technology, Inc.
                                            c/o Kos Pharmaceuticals, Inc.
                                            18 Mayfield Avenue
                                            Edison, NJ 08837
                                            Attn: James Tanguay
                                            Vice President, Technical
                                            Operations
                                            Telephone: 732-512-6532
                                            Facsimile: 732-225-6334

         with copies to:                    Kos Pharmaceuticals, Inc.
                                            Raritan Plaza I
                                            110 Fieldcrest Avenue - 2nd Floor
                                            Edison, NJ 08837
                                            Attn: Andrew I. Koven
                                            Executive Vice President, General
                                            Counsel and Corporate Secretary
                                            Telephone: 732-512-6579
                                            Facsimile: 732-225-8901
and

                                            Kos Pharmaceuticals, Inc.
                                            1001 Brickell Bay Drive
                                            25th Floor
                                            Miami, FL  33131
                                            Attn: Juan Rodriguez,
                                            Vice President and Controller
                                            Telephone: 305-523-3614
                                            Facsimile: 305-577-4596

If to Aventis to:                           Aventis Pharmaceuticals Inc.
                                            200 Crossing Blvd.
                                            Mail Stop  BX2-709D
                                            Bridgewater, NJ 08807-0890
                                            Attn: North American Supply
                                            Chain Leader
                                            Facsimile: 908-231-3465


         with a copy to:                    Aventis Pharmaceuticals Inc.
                                            300 Somerset Corp. Blvd.
                                            Mail Stop SC3-820A
                                            Bridgewater, NJ 08807-2854
                                            Attn: General Counsel
                                            Facsimile: 908-243-7219


                  (b) Any such notice or other document shall be deemed to have been received by the addressee five (5) Business Days following the date of dispatch of the notice or other document by mail or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

         10.2 ENTIRE AGREEMENT; AMENDMENT.

                  (a) This Agreement (including all exhibits and schedules hereto), together with the other Transaction Agreements (as defined in the Product Acquisition Agreement), embodies and sets forth the entire agreement and understanding of the parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement and the Transaction Agreements. The terms of this Agreement and the other Transaction Agreements shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter of this Agreement and the other Transaction Agreements. No party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement and the other Transaction Agreements. Any other terms and conditions, including without limitation any terms and conditions contained in any purchase order or sales invoice issued pursuant to this Agreement and the other Transaction Agreements, are hereby expressly excluded.

                  (b) This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the parties.

         10.3 FORCE MAJEURE. If a party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure and shall give written notice thereof to the other parties specifying the matters constituting Force Majeure together with such evidence as such party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. The expression "FORCE MAJEURE" shall be deemed to include any cause substantially affecting the performance by a party of this Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party whose performance is so affected. ****

         10.4 ASSIGNMENT. Aventis shall not be entitled to assign its rights and obligations hereunder without the prior written consent of Purchaser; PROVIDED, HOWEVER, that Aventis shall be entitled, without the prior written consent of Purchaser, to assign its rights and obligations hereunder (i) to an Affiliate, but such assignment to such Affiliate shall not relieve Aventis of any of its obligations hereunder, or (ii) in connection with a sale or assignment of all or substantially all of the assets used in the manufacture of the Product. Purchaser shall not be entitled to assign its rights and obligations hereunder without the prior written consent of Aventis; PROVIDED, HOWEVER, that Purchaser shall be entitled, without the prior written consent of Aventis, to assign its rights and obligations hereunder (i) to an Affiliate, but such assignment to such Affiliate shall not relieve Purchaser of any of its obligations hereunder, or (ii) in connection with a sale or assignment of all or substantially all of the assets relating to the Product. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other party pursuant to which the assignee assumes all of the obligations of assigning party hereunder. Any purported assignment of this Agreement in violation of this
Section 10.4 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party shall be deemed to include the names of its successors and assigns.

         10.5 HEADINGS, INTERPRETATION. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

         10.6 INDEPENDENT PARTIES. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between Aventis and Purchaser. Each party shall act hereunder as an independent contractor.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the choice of law provisions thereof.

         10.8 NO WAIVER. Neither the failure nor delay on the part of a party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall be in writing and shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

         10.9 SEVERABILITY. In the event that any provision of this Agreement or the application thereof to any party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

         10.10 INTERPRETATION. The parties hereto acknowledge and agree that:
(i) each party and its representatives has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation of this Agreement.

         10.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute a single agreement.

         10.12 THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid permitted assignment.

         10.13 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

         10.14 USE OF AFFILIATES. The rights and obligations of the parties set forth in this Agreement include the right of each party to use its Affiliates in exercising such rights and carrying out its obligations under this Agreement; PROVIDED that in the event any such Affiliate ceases to meet the definition of an Affiliate, whether due to the transfer or sale of all or substantially all of the assets or stock of such Affiliate or otherwise, then such right with respect to such Affiliate shall terminate; and PROVIDED, FURTHER, the parties to this Agreement shall remain fully liable for the performance of the terms of this Agreement notwithstanding any assignment to or performance by such Affiliate.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the Effective Date.

                                     AVENTIS:

                                     AVENTIS PHARMACEUTICALS INC.


                                     By: /s/
                                         -------------------------------------
                                              Name:
                                              Title:




                                     PURCHASER:

                                     AEROPHARM TECHNOLOGY, INC.


                                     By: /s/
                                         -------------------------------------
                                              Name:
                                              Title:

ACCEPTED AND AGREED
Solely for purposes of
Sections 9.1 and 9.3 and Article X hereof:

KOS PHARMACEUTICALS, INC.


By: /s/
    -------------------------------
      Name:
      Title:


ACCEPTED AND AGREED
Solely for purposes of
Sections 9.2 and 9.3 and Article X hereof:

AVENTIS PHARMACEUTICALS HOLDINGS INC.


By: /s/
    -------------------------------
      Name:
      Title: